Exhibit 13

VIDEO POSTS: SUMMARY

1.	“INVEST IN KINDARA”

“We have helped thousands of individuals. With your help we can help many more.”

Video included:

•	Healthcare industry testimonials re: why its an interesting and different product.
•	Detailed message from a lead investor re: what they see as Kindara’s point of difference and what they are doing and have done to help grow brand and leadership.

2.	“JOIN OUR COMMUNITY”

Testimonials from individuals in the Kindara community. Why they love being part of the community/cheering each other on/seeking advice.

“We have helped thousands of individuals. With your help we can help many more.”

As in Crowdfunding

We launched the first female focused RegA+ fundraise, meaning users like you can own a part of Kindara.

Tell me how >>


Reserves
5%
Marketing
30%
Operations
25%
R&D 40%

What is Equity Crowdfunding?

Kindara already has over $700,000 dollars in reservations towards our fundraising goal of $3.5 million. We're excited about the community of backers we're building and want users like you to share in our returns. Interested in learning more about how we plan to use these funds?

Investments are limited and start at $1,000

Learn More & Invest


RegA+

Want in?

We launched the first female focused RegA+ fundraise, meaning users like you can own a part of Kindara.

Tell me how >>

KINDARA


Reserve Shares Now

I know all about CF, as in cervical fluid, but what's this crowdfunding business?

Kindara recently launched a RegA+ campaign. This type of equity crowdfunding has only been around since 2015 and allows nearly everyone to invest in companies they believe in. Previously these types of opportunities were limited to the wealthiest 2% of Americans.

On the blog: Crowdfunding explained>>>

But why is Kindara launching a fundraising campaign?

Driven by our mission to give women the tools and support to navigate their fertility journey, Kindara is excited about continuing to develop new products and services. We need funds to continue to build and launch awesome tools for you.

Why should I invest?

Kindara users and community members like you define us as a company. If you believe in the power of Fertility Awareness and fertility charting to shape the future of women's health like we do, join us in our journey and benefit in the returns! Hint: it's easier than you think.

Investments are limited and start at $1,000

I WANT IN

Ask Me Anything with Tia, COO

Kindara is going places. Get the inside scoop during an informal webinar with Kindara's newest exec where she'll review everything from our road map to upcoming partnerships. **Thursday, August 10th at 3:00 pm Eastern/1:00 PM Mountain.**



Register Now

KINDARA

Track. Connect. Invest.

Women's health startups are filling the gaps of traditional healthcare and reproductive health education women receive throughout their lives. Invest now and be a part of the future of women's health.

Kindara was one of the first fertility tracking apps on the market back in 2011 but that was just the start of an incredible movement in women's health startups. Femtech companies are here to stay and the sector is growing.

Read More

Now, Kindara is excited to be one of the first women's health startups to offer an investment opportunity to our community. Our loyal app users and FAM fans know better than anyone the value Kindara brings to their lives, and we believe everyone should have the initial opportunity to invest in the growing market of women's health startups.


Taking Charge of Your Fertility
KINDARA

As a majority female company we believe that this investment opportunity will help get women more involved in two historically male-dominated industries: healthcare and technology.

Investments are limited and start at $1,000

Reserve yours today


Q&A Webinar
KINDARA

AUG
10

Investment Q&A Webinar with Kindara COO, Tia Newcomer

Public · Hosted by Kindara · 1 co-host pending [?]

★ Interested | ✓ Going

Thursday, August 10 at 1 PM - 2 PM
5 days ago

Kindara
Box 380, 1630 30th St. Unit A, Boulder, Colorado 80301 — Show Map

About | Discussion

Fra

Pri
Co
Fac

Details

Want to be a part of the future of women's health? Interested in owning shares in Kindara? Join us for an informative webinar where Tia wil talk about Kindara's plans and review the investment opportunity through SeedInvest. Learn more and get your questions answered! All levels of interest are welcome.

Click here to register for the webinar: https://register.gotowebinar.com/register/2893324550952524035

For more information about Kindara and the opportunity to invest check out our SeedInvest page here: https://goo.gl/5UHKd7

Kindara is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from www.seedinvest.com/kindara/series.a.

Networking


Q&A Webinar
KINDARA

JUN
28

Investor's Q&A Webinar with Kindara CEO, Ira Hernowitz

Public · Hosted by Kindara · 1 co-host pending [?]

★ Interested | ✓ Going

Wednesday, June 28 at 1 PM - 2 PM
about 1 month ago

Details

Interested in owning shares in Kindara? Join us for an informative webinar where Ira will review the investment opportunity through SeedInvest. Learn more and get your questions answered! All levels of interest are welcome.

Click here to register for the webinar: https://attendee.gotowebinar.com/register/5487899312716444674

For more information about Kindara and the opportunity to invest check out our SeedInvest page here: https://goo.gl/5UHKd7

Kindara is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from www.seedinvest.com/kindara/series.a.

Networking

Kindara
Published by Hootsuite [?] · August 14 at 9:10am ·

Curious where Kindara is in the RegA+ fundraise process (or curious what RegA+ even means?) Check out our blog!
http://ow.ly/DKDW30elM8X


Launch RegA+ Campaign
SEC Approval!
Achieve fundraising goal!
Issue Shares!
Accept reservations (awaiting SEC approval)
Accept Investments held in escrow
Collect Investments

Kindara
Published by Hootsuite [?] · August 10 at 10:01am ·

There's still time! Register for our webinar TODAY at 1:00 pm MT/3:00 pm ET to hear an update on Kindara, our RegA+ campaign progress, and get all your questions answered from our Chief Operating Officer, Tia Newcomer.
https://register.gotowebinar.com/regist.../2893324550952524035

Check out this link
GOO.GL

352 people reached Boost Post

Like Comment Share

C Harmon Schmid

Kindara shared their **event**.
Published by Katie Kindara [?] · August 4 at 2:51pm ·

Kindara is going places. Get the inside scoop during an informal webinar with Tia, Kindara's newest exec. Next week she'll review everything from our road map to upcoming partnerships. The webinar will happen Thursday, August 10th at 3:00 pm Eastern/1:00 PM Mountain but registration is open now!


Q&A Webinar
KINDARA

AUG
10

Investment Q&A Webinar with Kindara...
Thu 1 PM · Kindara · Boulder
You like Kindara

★ Interested

Kindara
Published by Hootsuite [?] · August 4 at 12:05pm ·

Even if you don't regularly watch Mad Money , this is a great way to meet our partner SeedInvest and learn a little more about how equity crowd funding works.



SeedInvest CEO: Startup Star? | Mad Money | CNBC

Getting a glimpse into the rise of crowdfunding with the platform helping raise big bucks for some futuristic ideas. Could it help turn your...

YOUTUBE.COM

296 people reached

Boost Post

Like Comment Share

Kindara added an event.
August 1 at 11:06am ·

Want to be a part of the future of women's health? Interested in owning shares in Kindara? Join us for an informative webinar where Tia wil talk about Kindara's plans and review the investment opportunity through SeedInvest. Learn more and get your questions answered! All levels of interest are welcome.

Click here to register for the webinar:
https://register.gotowebinar.com/regist.../2893324550952524035

For more information about Kindara and the opportunity to invest check out... See More



Q&A Webinar
KINDARA

AUG
10

Investment Q&A Webinar with Kindara...
Thu 1 PM · Kindara · Boulder
You like Kindara

★ Interested

Kindara
Published by Hootsuite [?] · July 21 at 11:15am ·

With the first female-focused Reg A+ campaign that has ever run, Kindara is allowing accredited and non-accredited investors alike to invest, an opportunity that allows FAM (fertility awareness method) fans and Kindara users to be part of the future of women's health.

KINDARA

Invest in the Future of Women's Health with Kindara | Kindara Blog

Read the Invest in the Future of Women's Health with Kindara post today on the Kindara Blog.

KINDARA.COM

Kindara shared their **event**.
Published by Katie Kindara [?] · June 28 ·

Our investor's webinar starts in an hour! Register now. All levels of interest welcome!


Q&A Webinar
KINDARA

JUN
28

Investor's Q&A Webinar with Kindara ...
Wed 1 PM · Kindara · Boulder
You like Kindara

★ Interested

130 people reached

Kindara shared their **event**.
Published by Katie Kindara [?] · June 26 ·

Have questions about the investment opportunity in Kindara? Register for our webinar with Kindara CEO Ira Hernowitz to learn more about Kindara and this unique investment opportunity.


Q&A Webinar
KINDARA

JUN
28

Investor's Q&A Webinar with Kindara ...
Wed 1 PM · Kindara · Boulder
You like Kindara

★ Interested

Kindara added a cover video.
Published by Katie Kindara [?] · June 23 ·


Nicole Stata
Investor in Kindara
General Partner - Boston Seed Capital

2 people reached

Boost Post

398 Views

Kindara

Published by Hootsuite [?] · June 22 ·

"If you think about someone like Warren Buffett, he will not invest in anything he does not believe in, at all. That has worked well for him. If you look at it this way, our customers probably have things like a 401(k), but don't actually know what they are investing in. Why not give our community some stake?"



Fertility company launches Series A round through equity crowdfunding - BizWest

BOULDER — An early stage company focused on providing health and fertility data for women is...

BIZWEST.COM

863 people reached

Boost Post

Like Comment Share

Kindara

Published by Hootsuite [?] · June 21 ·

"Kindara's Series A investment round will fund development of new technologies and features to better position the company for continued growth within the digital health space – currently a hot sector."



Kindara Looks to Raise $3.5 Million Series A Crowdfunding on SeedInvest - Crowdfund Insider

Kindara, the creator of the Kindara App that empowers women to better manage their fertility goals, has launched a Reg A+ crowdfunding offer on...

CROWDFUNDINSIDER.COM

Kindara

Published by Katie Kindara [?] · June 20 ·

Kindara has big news! With our new SeedInvest campaign, we're excited to invite you to own a part of Kindara and the future of women's health. #IamKindara

KINDARA

Kindara Unveils Investment Opportunity On SeedInvest

BOULDER, Colo., June 20, 2017 /PRNewswire/ -- Kindara is a company empowering women with the tools they need to take...

PRNEWSWIRE.COM

2,788 people reached

Boost Post

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Tweets Tweets & replies Media

Pinned Tweet

Kindara @Kindara_Inc · Jun 20

Big News! We're excited to invite you to own a part of #Kindara & the future of women's health ow.ly/cv1i30cKjiR #IamKindara

KINDARA

Kindara Unveils Investment Opportunity On SeedInvest

BOULDER, Colo., June 20, 2017 /PRNewswire/ -- Kindara is a company empowering women with the tools they need to take ownership of their

finance.yahoo.com

Kindara @Kindara_Inc · Aug 14

Curious where Kindara is in the RegA+ fundraise process (or curious what RegA+ even means?) Check out our blog! ow.ly/DKDW30elM8X



Launch RegA+ Campaign
SEC Approval!
Achieve fundraising goal!
Issue Shares!
Accept reservations (awaiting SEC approval)
Accept Investments held in escrow
Collect Investments

2 2

Kindara @Kindara_Inc · Aug 14

Curious where Kindara is in the RegA+ fundraise process (or curious what RegA+ even means?) check out our blog!

KINDARA

Want to own a part of the future of women's health...

Read the Want to own a part of the future of women's health? You can. Here's how. post today on the Kindara Blog.

kindara.com

5 2

Kindara @Kindara_Inc · Aug 7

Register today! Kindara COO @tnewco will be hosting a webinar for an update on Kindara this Thrusday! goo.gl/xXwmHA @SeedInvest

2 1

Kindara @Kindara_Inc · Aug 4

Are you a fan of @MadMoneyOnCNBC? Meet our partner @SeedInvest & learn how equity crowd funding works. youtu.be/sO8dxySZc8M #IamKindara



SeedInvest CEO: Startup Star? | Mad Money | CNBC

Getting a glimpse into the rise of crowdfunding with the platform helping raise big bucks for some futuristic ideas. Could it help turn your startup into a s...

youtube.com

2 2

Kindara @Kindara_Inc · Jul 21

Kindara's female-focused Reg A+ campaign opens women's health to accredited & non-accredited investors! ow.ly/YBym30dOBNR #IamKindara

KINDARA

Invest in the Future of Women's Health with Kindar...

Read the Invest in the Future of Women's Health with Kindara post today on the Kindara Blog.

kindara.com

3 2


Kindara @Kindara_Inc · Jun 27
Anyone can own a stake in Kindara, empowering women to meet their fertility goals since 2011 ow.ly/vY0d30cXlDQ
Kindara Inc.
** Upcoming Investor Webinar ** Join Tia Newcomer, COO of Kindara, for an investor webinar. Tia will be reviewing the company's investor presentation and
seedinvest.com
Kindara @Kindara_Inc · Jun 26
Learn more about investing in Kindara on our webinar Wednesday. Register here: ow.ly/F2Qb30cU6FR ow.ly/YLmC30cU7h6
Q&A Webinar
KINDARA
5
3

Invest in the Future of Women's Health with Kindara

By
Petra Stumpf
/
Kindara News & Updates
/
July 20, 2017

Kindara is a women's health startup focused on helping women track their primary fertility signs, like basal body temperature (BBT) and cervical fluid, to better visualize their cycle and gain insight into when they ovulate so

that they can achieve their fertility goals. Simply put, Kindara helps women plan, anticipate issues, and ultimately achieve their fertility goals.

Kindara and other women's health startups, often referred to as 'femtech', are changing how women manage, understand and interact about the topic of fertility. Femtech has evolved into a movement to empower women to learn about their bodies, providing insight to fertility issues and resulting in greater dialog between women and their doctors. Femtech companies, alongside Kindara, are continuously striving to fill in the voids often left by the traditional healthcare and reproductive health education women receive throughout their lives.

One of the first fertility tracking apps to be introduced to the market (in 2011), Kindara has been at the forefront of the advent of women's health startups for more than six years.

There's no question that femtech companies are here to stay, as the sector continues to grow. Femtech companies, like Kindara, address the concerns of half the world's population, so it's not surprising that startups targeting women's healthcare have multiplied in recent years (CB Insights), thus attracting attention and billions of VC investment dollars. The surprising fact, however, is that only 6% of all decision-makers at U.S. venture capital firms are women, according to data compiled by *Fortune*. Our team set out to empower women to learn more about their bodies, and now we're taking it a step further - Kindara is offering its community the opportunity to invest in the future of women's healthcare.

With our new RegA+ offering, Kindara is creating opportunity for more women to invest in a growing tech sector that was built for women, by women.

On April 5, 2012, the Jumpstart Our Business Startups (JOBS) Act was signed into law by President Barack Obama. Part of the legislation was aimed at making it easier for non-accredited people to invest in startups they are passionate about, potentially reaping the rewards of the next big hit. Prior to this private investment opportunities were limited to wealthy investors and venture capitalists.

According to a recent Venture Beat article, femtech startups fueled by new VC money rocket to the center of socio-political discussions, the tech industry's role in women's health may be more important now than ever. Kindara is excited to be a part of those discussions and to contribute to the advancement of the women's health industry through technology. Kindara, a majority female company, believes that this investment opportunity will help get women more involved in two historically male-dominated industries: healthcare and technology.

There is reason to be confident investing in femtech. According to CB Insights, "the companies gaining ground in this sector — both in traditional healthcare and on the consumer side — are backed by some of the most high-profile investors out there. Digital health startups as a whole raised $5.8 billion from investors in 2015 and $3.5 billion in the first two quarters of 2016".

Kindara is excited to be one of the first women's health startups to offer an investment opportunity to our community. Our loyal app users and FAM fans know better than anyone the value Kindara brings to their lives, and we believe everyone should have the initial opportunity to invest in the growing market of women's health startups.

With the help of SeedInvest, Kindara is offering the opportunity for accredited and non-accredited investors alike to invest and own shares in Kindara. The minimum investment is $1,000 and investments are limited. Your

investment will go toward bringing more innovative products and services that women can use throughout their fertility journey.

Investing in any company is a serious undertaking, and we invite you to check out the details at https://www.seedinvest.com/kindara/series.a.

Kindara is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from www.seedinvest.com/kindara/series.a.

Want to own a part of the future of women's health? You can. Here's how.

By
Petra Stumpf
/
Kindara News & Updates
/
August 7, 2017

Crowdfunding is when a company or organization turns to the masses or *ahem*, crowds, to raise money. This method of fundraising was made popular by reward based crowdfunding platforms like Kickstarter, famous for funding projects like Cards Against Humanity and Exploding Kittens. People back projects like these because they want to see them happen and they believe in the ability of creative, unique ideas to make the world a little better or in the case of these examples, a little funnier. Through crowdfunding, individuals get to be a part of something bigger than themselves and fuel their passions without quitting their jobs.

Platforms like Kickstarter and Indiegogo are now household names but they only represent one category of crowdfunding. The main four categories of crowdfunding are:

1. Donation - investors give, usually to charitable organizations or non-profits. You might have seen examples of this in your community, where individuals are raising money for medical treatment or a mission trip. (GoFundMe, CrowdRise)
2. Reward - investors give to the company or organization in exchange for a gift of reward once the funding goal is met. (Kickstarter, Indiegogo)
3. Equity - investors purchase shares in the company. This is what Kindara is doing. (SeedInvest)
4. Debt - investors make a loan with hopes of realizing a return on their investment plus interest. (LendingClub, Fundable)

The types of crowdfunding don't stop there but we'll focus on equity crowdfunding, the type of funding Kindara has opened in our recent campaign to allow users and FAM fans to invest.

Unlike Kickstarter, equity crowdfunding will allow you to invest in companies you believe in, like Kindara. Also, instead of a reward like a game or a pair of virtual reality goggles with equity crowdfunding you get shares in the company. When you invest, you will then own part of Kindara. Neat, huh?

Kindara is raising money so we can bring you innovative products and services to improve your fertility journey. As of today, shares are currently $0.25 each and there's a minimum purchase of 4,000 shares or $1,000. For this campaign we've partnered with SeedInvest, a leading equity crowdfunding platform. They make investing in Kindara easy:

Step 1: Create an investor account on their website - you'll need a few things:

- Personal information such as your current address and phone number
- Employment and Employer information
- Net worth and income information
- Social Security Number

Step 2: Choose a payment method. You can fund your investment via an ACH or wire transfer. Not sure how much to invest? Here's a guide you might find helpful.

Step 3: Reserve your investment! As of this posting, Kindara is in the 'reservation stage' of funding as we await approval from the Security Exchange Commission (SEC). That means for now, you'll be making non-binding reservations of investment. Once we receive approval (happening sometime in the coming weeks), you'll be able to either confirm your reservation or invest immediately in one click. For reference, check out this timeline of events:


Launch RegA+ Campaign
SEC Approval!
Achieve fundraising goal!
Accept reservations (awaiting SEC approval)
Accept Investments held in escrow
Collect Investments

Are you excited? We are, too. But you probably have more questions, right? Check out our SeedInvest page for more information.

Kindara is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from www.seedinvest.com/kindara/series.a.

Why Tia invests in Women's Health

By
Tia Newcomer
/
Kindara News & Updates
/
June 27, 2017

Twelve years ago my husband and I faced difficulties getting pregnant due to his history of testicular cancer.

After trying for over 12 months to get pregnant (the suggested number of months of trying to conceive naturally before seeking medical help), we had many options laid before us. These included:

- Adoption
- Sperm Donor
- Surrogacy
- No children

Not to mention the fact that at thirty one years old, I too could have had infertility issues that we did not yet know about.

To meet our personal family goals we decided to conceive our children through the use of a sperm donor. We purchased six samples which is the average amount of attempts a couple has before conceiving. I can happily report that we only used three of the samples and now have two healthy daughters, ages nine and eleven.

Through this process we experienced firsthand how effective BBT charting was in combination with intra-uterine insemination.

I dutifully woke up to take my early morning temperature, scribbling down the number, falling back asleep and later mapping it on a paper chart. When I thought I saw a temperature spike, I faxed (yes faxed!) the chart to my doctor's office and they called me to tell me I was right (come in within 8 hours for an insemination) or wrong (wait one more day).

What I would've given to have the Kindara app and a Wink to go along with it!

I met Will Sacks almost two years ago and immediately had a connection to Kindara and the mission of empowering women with the tools, knowledge, and support to understand how their fertility works.

Through my charting experience I became so much more knowledgeable about my body and its natural cycle. I was amazed at how much I'd been missing. From cervical fluid changes to the position of my cervix that were all connected to my mood and cravings. To this day I can accurately note where I am in my cycle and I understand more about my body and my emotional state.

I've always loved working for companies that focus on how women want to shop and buy products for their families. Five years ago I left a job working on some favorite consumer brands like Revlon, PepsiCo and HP, and jumped into the women's health care industry with Cord Blood Registry, a company that gives families the option to save their babies' newborn stem cells.

I joined Kindara as the Chief Operating Officer in May after spending the last nine months launching the product and services at Prelude Fertility. Prelude is a company focused on giving women options to preserve their fertility to improve their chances of having healthy babies when they're ready.

What do I love about this industry? Providing women education about their choices along their fertility journey.

I am astounded by the lack of quality, unbiased information available to women about their reproductive health. When I was TTC and temping 12 years ago, none of my friends had heard about fertility charting and

speaking to them about our issues was good...but very few had been through a similar issue. Great information and a supportive community would have been great for me back then and that is why I believe Kindara is such an exciting opportunity.

Kindara is at the center of a bigger movement in women's health to educate and empower women about their bodies and their health, enabling women to have proactive conversations with their healthcare providers to facilitate educated and informed fertility decisions.

My eleven year old is about to have the fifth grade "talk." Remember? The day you were separated from the boys to talk about your period? Unfortunately, that's often where the education ends.

I remember going to the public library with my mom and hiding a "You and Your Body" book behind a puppy training book. At 11 or 12 years old, was fascinated by how my ovaries worked, that we are all born with a finite number of eggs that get released on a monthly basis until there are none left. I poured over how babies grew from one (and only one!) sperm penetrating the egg to a newborn baby 40 weeks later. My friends came to me with their questions.

Now I've come full circle. Kindara is passionate about giving women tools to understand their bodies better. Passionate about empowering women with knowledge to have better and more proactive conversations with their healthcare providers. And I can't imagine a better place to spend my time away from my family.

I'm investing in Kindara because it's important for me to believe in, and use the products I work for. That passion translates into growth and great customer experiences.

I hope you'll invest in your passion and join me at: https://www.seedinvest.com/kindara/series.a

Kindara and our community thanks you!

Tia Newcomer

COO

Read a little more about Tia here.

Kindara offers the opportunity to reserve shares in their upcoming equity crowdfunding round to hundreds of thousands of app users and other private investors

BOULDER, CO - June 20, 2017 -Kindara is a company empowering women with the tools they need to take ownership of their reproductive health and meet their fertility goals. The company announced today that

they are now accepting reservations for their Series A fundraise with the intention of officially accepting investments later this summer when qualified by the SEC. Kindara has partnered with SeedInvest, a leading equity-based crowdfunding platform, to offer this investment opportunity to both accredited and nonaccredited investors through a Regulation A+ offering.

"Over the past five years no one has supported Kindara more or recognized the incredible value of Kindara than our Community members," said Ira Hernowitz, CEO of Kindara. "Our goal of empowering women extends beyond reproductive health, and we feel strongly that it is most appropriate to give the Kindara Community the opportunity to invest in their passion, and own a stake in the future of women's health care."

Kindara's Series A investment round will fund development of exciting new technologies and product enhancements, positioning itself for continued growth within the digital health space. With this crowdfunded equity fundraise, anyone who has a passion for Kindara and its mission will be able to acquire a stake in the company, which has supported and empowered more than one million women around the world to meet their fertility goals since its launch in 2011.

"Kindara has a powerful mission to improve women's health care through technology," said Ryan Feit, CEO and Co-Founder of SeedInvest. "We are excited to help Kindara invite millions of passionate customers to become investors and support the company's future growth."

For more information about Kindara's SeedInvest campaign, please visit www.seedinvest.com/kindara/series.a. For more information about Kindara, please visit www.kindara.com.

ABOUT KINDARA

Kindara is a company devoted to giving women the tools, knowledge, and support to understand how their fertility works, take ownership of their reproductive health and meet their fertility goals. Founded by a husband-and-wife team, Kindara is committed to designing exceptional products that improve women's lives.

Kindara's first product, the much-loved Kindara Fertility App, has over 1.4 million downloads for iPhone and Android, and has helped women get pregnant faster, avoid pregnancy naturally, and better understand their bodies. Kindara's second product, Wink by Kindara, is a Bluetooth-connected Basal Body Temperature (BBT) thermometer that allows women to seamlessly track their data with greater ease and accuracy. For more information, please visit www.kindara.com.

ABOUT SEEDINVEST

SeedInvest is a leading equity crowdfunding platform that provides individual investors with access to pre-vetted startup investment opportunities. SeedInvest has funded over 160 startups and boasts a rapidly growing network of over 160,000 investors. SeedInvest has had over 13,000 startups apply to raise capital since inception and has only accepted 1% of those companies to feature on the platform. For more information about SeedInvest, visit www.seedinvest.com.

Kindara is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from www.seedinvest.com/kindara/series.a.